EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Registration Statement on Form S-8 (No. 333-198917) of our report dated April 19, 2021, related to the financial statements of Tofutti Brands, Inc. as of January 2, 2021 and for the fiscal year then ended, which report is included in this Annual Report on Form 10-K.

/s/ Mazars USA LLP

Edison, New Jersey

April 19, 2021